UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)       May 8, 2007

U.S.B. HOLDING CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12811	36-3197969
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

100 Dutch Hill Road, Orangeburg, New York	10962
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code  (845) 365-4600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a.-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 8, 2007, pursuant to an Indenture agreement dated June 26, 2002 between U.S.B. Holding Co., Inc. (the “Company”), the parent company for Union State Bank, and State Street Bank and Trust Company of Connecticut, National Association, as trustee, the Company gave notice to U.S. Bank National Association, the successor trustee, of its intention to redeem on June 26, 2007 (the “Debentures Redemption Date”) all of the $10,310,000 Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”) due June 26, 2032 that were issued by the Company and held exclusively by USB Statutory Trust III, a subsidiary of the Company (the “Trust”). The redemption price will be equal to the principal outstanding amount of the Debentures, plus interest accrued and unpaid on the Debentures to, but not including, the Debentures Redemption Date.

As a result of the redemption of the Debentures and pursuant to the Amended and Restated Declaration of Trust of USB Statutory Trust III, dated June 26, 2002, all 10,000 of the Floating Rate Capital Securities (the “Securities”) issued by the Trust will be redeemed on June 26, 2007 (the “Securities Redemption Date”) at a redemption price equal to the $1,000 liquidation amount of each security, plus all accrued and unpaid interest per security to, but not including, the Securities Redemption Date.

The Company issued a press release announcing the redemption of the Securities on May 14, 2007, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated May 14, 2007, announcing the redemption of Floating Rate Trust Preferred Securities of USB Statutory Trust III.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S.B. HOLDING CO., INC.

Date: May 14, 2007	By:	/s/ Raymond J. Crotty
Name: Raymond J. Crotty
Title: President and C.O.O.